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[LOGO OF WESTAR ENERGY (R)]                         Media contact:
                                                    Karla Olsen,
                                                    sr. manager, media relations
                                                    Phone: 888.613.0003
                                                    FAX: 316.261.6769
                                                    karla_olsen@wr.com

                                                    Investor contact:

                                                    Bruce Burns,
                                                    director, investor relations
                                                    Phone: 785.575.8227
                                                    bruce_burns@wr.com

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            WESTAR ENERGY ANNOUNCES APPOINTMENT OF TWO NEW DIRECTORS

     TOPEKA, Kan., June 25, 2003-- Westar Energy today announced the appointment of two new directors to its board. They are Mollie Hale Carter and Arthur B. Krause.

     "I am pleased to welcome Mollie and Art as directors," said Charles Q. Chandler, IV, Westar Energy chairman of the board. "Their relevant experience complements that of our other board members and expands our board's strengths and diversity."

         Since 1996, Carter has been on the board of directors of Archer Daniels Midland (ADM), where she chairs both the nominating and corporate governance committees and serves on the audit committee. She chairs the board of Sunflower Banks, Inc. of Salina, Kansas, and is Vice President of Star A, Inc., a company with Kansas agricultural and other investment interests held by her family. She was formerly Senior Investment Officer of John Hancock Mutual Life Insurance Company, in which capacity she directed lending services to agribusinesses. She has a master of business administration degree from Harvard Business School and graduated from Dartmouth College with a bachelor's degree in economics. Carter, her husband and two children reside in Shawnee Mission, Kansas.

                                   -- more --

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Westar Energy appoints two new board members, page 2


     Krause retired from Sprint in June 2002, where he served as Executive Vice President and Chief Financial Officer for 14 years. In addition to his responsibilities for finance and accounting, and large-scale transactions, he directed real estate portfolios and supply chain functions, and at various times, information technology and human resources. He had responsibility for up to 5,000 employees. During his 31-year career with Sprint and its predecessor companies, Krause served in several other executive positions: President of United Telephone, Eastern Group; Senior Vice President of Administration for the United Telephone system; and Vice President of Finance of United Telephone, Ohio. He currently serves on two other boards: Inergy, a Kansas City-based, publicly held firm in the retail propane business; and Call-Net Enterprises, a publicly held Canadian company affiliated with Sprint. He graduated from Marquette University with a bachelor of science degree in accounting. Krause and his wife reside in Leawood, Kansas.

     Larry Irick, Vice President and General Counsel for Westar Energy, has resigned as a member of the board of directors. Westar Energy had previously reported that Irick would resign upon the appointment of additional outside directors. Irick continues in his position as Vice President and General Counsel. Jim Haines, President and Chief Executive Officer, is the sole member of management serving on the board of directors.

                                      -30-

     Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas and owns interests in monitored security and other investments. Westar Energy provides electric service to about 653,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 36,600 miles of electric distribution and transmission lines. The company has total assets of approximately $6.6 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI) and Protection One Europe. Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.- based natural gas company, Westar Energy has a 27.5 percent interest in one of the largest natural gas distribution companies in the nation, serving more than 1.9 million customers.

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Westar Energy appoints two new board members, page 3

     For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

     Forward-looking statements: Certain matters discussed in news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe," "anticipate," "target," "expect," "pro forma," "estimate," "intend" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning: capital expenditures; earnings; liquidity and capital resources; litigation; accounting matters; possible corporate restructurings, mergers, acquisitions and dispositions; the sale of assets proposed in our Debt Reduction and Restructuring Plan filed with the Kansas Corporation Commission on Feb. 6, 2003; compliance with debt and other restrictive covenants; interest and dividends; environmental matters; nuclear operations; and the overall economy of our service area. What happens in each case could vary materially from what we expect because of such things as: electric utility deregulation or re-regulation; regulated and competitive markets; ongoing municipal, state and federal activities; economic conditions; changes in accounting requirements and other accounting matters; changing weather; rate and other regulatory matters, including the impact of the Nov. 8, 2002, and Dec. 23, 2002, orders issued by the Kansas Corporation Commission requiring debt reduction; amendments or revisions to our Debt Reduction and Restructuring Plan filed with the Kansas Corporation Commission; the impact of changes and downturns in the energy industry and the market for trading wholesale electricity; the sale of our interests in ONEOK, Inc., the proposed sales of our interest in Protection One, Inc. and Protection One Europe; the federal grand jury subpoena by the United States Attorney's Office requesting certain information; the Securities and Exchange Commission's review of our consolidated financial statements; the subpoena received from the Federal Energy Regulatory Commission seeking information on power trades with Cleco Corporation and its affiliates and on other power marketing transactions; political, legislative and regulatory developments; regulatory, legislative and judicial actions; the impact of the purported shareholder and employee class action lawsuits filed against Westar Energy, Inc.; the impact of changes in interest rates generally and specifically, changes in the London Interbank offer rate (LIBOR) on the fair value of our swap transactions; changes in the expected tax benefits resulting from expected losses on the sale of our monitored security businesses and expected gains from the sale of our remaining investment in ONEOK, Inc.; homeland security considerations; coal, natural gas and oil prices; and other circumstances affecting anticipated operations, sales and costs.

     These lists are not all-inclusive because it is not possible to predict all possible factors. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.